CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$590,200	$68.52

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 12, 2011
(To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169119

$590,200 Barclays Bank PLC Buffered Return Optimization Securities
Linked to Gold due August 15, 2013

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the price of gold as described under “Description of the Reference Asset” in this pricing supplement (“Gold” or “Reference Asset”). If the Gold Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Gold Return times the Multiplier of 1.50, up to the Maximum Gain of 25.88%. If the Gold Return is zero or negative, but the price of Gold has not declined by a percentage more than the Buffer of 10%, the Issuer will repay your principal amount at maturity. However, if the Gold Return is negative and the price of Gold has declined by a percentage more than the 10% Buffer, the Issuer will repay less than the full principal amount resulting in a loss of principal that is equal to the negative Gold Return in excess of the Buffer. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of the principal amount of the Securities. The buffered downside market exposure only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns on the price of Gold, up to the Maximum Gain. If the Gold Return is negative, investors may be exposed to the decline in the price of Gold in excess of the Buffer at maturity.
❑	Buffered Downside Market Exposure: If the Gold Return is zero or negative and the price of Gold has not declined by a percentage more than the Buffer, the Issuer will repay the principal amount at maturity. However, if the price of Gold has declined by a percentage more than the Buffer, meaning the Gold Return is less than -10%, the Issuer will repay less than the full principal amount resulting in a loss of principal to investors that is equal to the negative Gold Return in excess of the Buffer. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date:	August 12, 2011
Settlement Date:	August 17, 2011
Final Valuation Date[1]:	August 12, 2013
Maturity Date[1]:	August 15, 2013

[1]	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO GOLD, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-4 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the price of Gold. The return on the Securities is subject to, and is limited by, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Offering	Buffer	Maximum Gain	Maximum Payment at Maturity (per $10 principal amount Security)	Gold Starting Price	Multiplier	CUSIP	ISIN

Securities linked to Gold	10%	25.88%	$12.588	$1,736.00/troy ounce	1.50	06741L880	US06741L8809

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public[3]	Underwriting Discount[3]	Proceeds to Barclays Bank PLC

Per Security	$10.00	$0.20	$9.80

Total	$590,200	$11,804	$578,396

[3]	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page PS-9 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011, relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Buffered Return Optimization Securities linked to Gold that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount of the Securities.

t	You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the price of Gold, subject to the Buffer.

t	You seek an investment with a return linked to the price of Gold, and you believe the price of Gold will increase over the term of the Securities but that any such appreciation is unlikely to exceed the Maximum Gain.

t	You understand and accept that your return on the Securities is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain of 25.88%.

t	You are willing to hold the Securities to maturity, a term of approximately 24 months, and you are not seeking an investment for which there will be an active secondary market.

t	You understand the increased volatility and other risks associated with investing in commodities in general, and in gold specifically.

t	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the loss of up to 90% of the principal amount of the Securities.

t	You cannot tolerate the loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as the price of Gold, subject to the Buffer.

t	You do not seek an investment with exposure to the price of Gold.

t	You believe the price of Gold will decline over the term of the Securities, or you believe the price of Gold will increase over the term of the Securities by more that the Maximum Gain.

t	You seek an investment that is exposed to the full potential appreciation of the price of Gold, without a cap on participation.

t	You are unwilling to invest in the Securities based on the Maximum Gain of 25.88%.

t	You are unable or unwilling to hold the Securities to maturity, a term of approximately 24 months, and seek an investment for which there will be an active secondary market.

t	You do not understand the increased volatility and other risks associated with investing in commodities in general, or in gold specifically.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-4 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC

Issue Price:	$10 per Security for brokerage accounts; $9.80 per Security for advisory accounts.

Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.

Term:	2 years

Reference Asset[2]	The price of Gold as described under “Description of the Reference Asset” in this pricing supplement.

Buffer:	10%

Multiplier:	1.50

Maximum Gain:	25.88%

Payment at Maturity (per $10 principal amount Security):	•

If the Gold Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Gold Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × the lesser of
(a) Gold Return × Multiplier and
(b) the Maximum Gain]

• If the Gold Return is zero or negative and the price of Gold has not declined by a percentage more than the Buffer, the Issuer will repay the full principal amount at maturity.

•

If the Gold Return is negative and the price of Gold has declined by a percentage more than the Buffer, the Issuer will repay less than the full principal amount at maturity resulting in a loss of principal to investors that is equal to the decrease in the price of Gold in excess of the Buffer over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Gold Return + 10%)]

Your principal is exposed to any decrease in the price of Gold beyond the Buffer, and you may lose up to 90% of the principal amount at maturity.

Gold Return:	Gold Ending Price – Gold Starting Price Gold Starting Price

Gold Starting Price:	$1,736.00/troy ounce, which is the settlement price of Gold on the Trade Date as described under “Description of the Reference Asset” in this pricing supplement.

Gold Ending Price:	The settlement price of Gold on the Final Valuation Date as described under “Description of the Reference Asset” in this pricing supplement.

Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation Indices” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You Risk Losing up to 90% of the Principal Amount—The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Gold Ending Price has not declined from the Gold Starting Price by a percentage more than the Buffer of 10% and will only make such payment at maturity. If the Gold Ending Price has declined from the Gold Starting Price by a percentage more than the Buffer, meaning the Gold Return is less than -10%, the Issuer will pay you less than the full principal amount resulting in a loss of the principal amount that is equal to the decrease in the price of Gold from the Trade Date to the Final Valuation Date in excess of the Buffer. Accordingly, if the price of Gold has declined by more than 10% from the Gold Starting Price over the term of the Securities, you risk losing 90% of your principal.

t	Buffered Downside Market Exposure Applies Only If You Hold the Securities to Maturity—Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the price of Gold has not declined by more than 10%. You should be willing to hold your Securities to maturity. The buffered downside market exposure provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

t	The Multiplier Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than Gold’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain on the principal amount from the Issuer only if you hold your Securities to maturity.

t	Your Maximum Return on the Securities Is Limited by the Maximum Gain—If the Gold Ending Price is greater than the Gold Starting Price, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the increase in the price of Gold, which may be significant. We refer to this percentage as the Maximum Gain, which is equal to 25.88%. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in Gold or other financial instruments linked to the price of Gold.

t	Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	No Interest Payments—The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of Gold from the Trade Date to the Final Valuation Date.

t	The Payment at Maturity on Your Securities is Not Based on the Price of Gold at Any Time Other than the Final Valuation Date—The Gold Ending Price and the Gold Return will be based solely on the settlement price of Gold on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of Gold drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of Gold at a time prior to such drop. Although the price of Gold on the maturity date or at other times during the life of your Securities may be higher than the price of Gold on the Final Valuation Date, you will not benefit from the price of Gold at any time other than the Final Valuation Date.

t	Owning the Securities is not the Same as Owning Gold, Futures Contracts for Gold or Certain Other Commodity Related Contracts Directly—The return on your Securities will not reflect the return you would realize if you actually purchased Gold, futures contracts for Gold or exchange-traded or over-the-counter instruments based on the price of Gold. You will not have any rights that holders of such assets or instruments have.

t	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full $10 principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, and for brokerage accounts, the original issue price also includes the agents’ commission. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

t	Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities to brokerage accounts. No compensation will be paid in connection with the distribution of Securities to advisory accounts.

t	Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

t	Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the Gold Starting Price on the Trade Date and the Gold Ending Price on the Final Valuation Date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Securities. No member of the London Gold Market Fixing Ltd., including Barclays Capital – the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Securities when it takes any actions that might affect the market value of the Securities. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

t	Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the price of Gold.

t	Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the price of Gold (including futures, options or other derivative products related to the price of Gold) may adversely affect the market value of Gold, and, therefore, the market value of the Securities.

t

Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodity prices to fluctuate. These factors may have a larger impact on commodities prices than on conventional investments, and may adversely affect the performance of the Reference Asset and, as a result, the market value of the Securities and the payment you will receive on the Securities, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Reference Asset and, as a result, the market value of the Securities.

t	The Securities May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

	t	disruptions in the supply chain, from mining to storage to smelting or refining;

	t	adjustments to inventory;

	t	variations in production costs, including storage, labor and energy costs;

	t	costs associated with regulatory compliance, including environmental regulations;

	t	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

	t	precious metal leasing rates;

	t	currency exchange rates;

	t	level of economic growth and inflation; and

	t	degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Securities.

t	Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the price of Gold on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	t	the expected volatility of the price of Gold;

	t	the time to maturity of the Securities;

	t	interest and yield rates in the market generally;

	t	a variety of economic, financial, political, regulatory or judicial events;

	t	supply and demand for the Securities; and

	t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on a principal amount per Security of $10, the Multiplier of 1.50, a Buffer of 10%, the Gold Starting Price of $1,736.00 and Maximum Gain of 25.88%. Numbers in the table and examples below have been rounded for ease of analysis.

Gold Ending Price	Gold Return	Payment at Maturity	Securities Total Return at Maturity per $10.00 Issue Price[1]	Securities Total Return at Maturity per $9.80 Issue Price[2]

$3,472.00	100.00%	$12.588	25.88%	28.45%

$3,298.40	90.00%	$12.588	25.88%	28.45%

$3,124.80	80.00%	$12.588	25.88%	28.45%

$2,951.20	70.00%	$12.588	25.88%	28.45%

$2,777.60	60.00%	$12.588	25.88%	28.45%

$2,604.00	50.00%	$12.588	25.88%	28.45%

$2,430.40	40.00%	$12.588	25.88%	28.45%

$2,256.80	30.00%	$12.588	25.88%	28.45%

$2,083.20	20.00%	$12.588	25.88%	28.45%

$2,035.52	17.25%	$12.588	25.88%	28.45%

$1,909.60	10.00%	$11.50	15.00%	17.35%

$1,822.80	5.00%	$10.75	7.50%	9.69%

$1,736.00	0.00%	$10.00	0.00%	2.04%

$1,649.20	-5.00%	$10.00	0.00%	2.04%

$1,562.40	-10.00%	$10.00	0.00%	2.04%

$1,527.68	-12.00%	$9.80	-2.00%	0.00%

$1,388.80	-20.00%	$9.00	-10.00%	-8.16%

$1,302.00	-25.00%	$8.50	-15.00%	-13.27%

$1,215.20	-30.00%	$8.00	-20.00%	-18.37%

$1,041.60	-40.00%	$7.00	-30.00%	-28.57%

$868.00	-50.00%	$6.00	-40.00%	-38.78%

$694.40	-60.00%	$5.00	-50.00%	-48.98%

$520.80	-70.00%	$4.00	-60.00%	-59.18%

$347.20	-80.00%	$3.00	-70.00%	-69.39%

$173.60	-90.00%	$2.00	-80.00%	-79.59%

$0.00	-100.00%	$1.00	-90.00%	-89.80%

[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage accounts.

[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page PS-9 of this pricing supplement.

Example 1—The price of Gold increases 5.00% from the Gold Starting Price of $1,736.00 to a Gold Ending Price of $1,822.80, resulting in a Gold Return of 5.00%. Because the Gold Return of 5.00% multiplied by 1.50 is less than the Maximum Gain of 25.88%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Gold Return × Multiplier]

$10 + [$10 × 5.00% × 1.50] = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a return on the principal amount of 7.50%, which corresponds to a total return on the Securities of 7.50% for brokerage account holders and 9.69% for advisory account holders.

Example 2—The price of Gold increases 20.00% from the Gold Starting Price of $1,736.00 to a Gold Ending Price of $2,083.20, resulting in a Gold Return of 20.00%. Because the Gold Return of 20.00% multiplied by 1.50 is greater than the Maximum Gain of 25.88%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Maximum Gain]

$10+ [$10 × 25.88%] = $10 + $2.588 = $12.588

The payment at maturity of $12.588 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 25.88%, which corresponds to a total return on the Securities of 25.88% for brokerage account holders and 28.45% for advisory account holders.

Example 3—The price of Gold decreases 5.00% from the Gold Starting Price of $1,736.00 to a Gold Ending Price of $1,649.20, resulting in a Gold Return of -5.00%. Because the Gold Return is negative, but the price of Gold has not declined by a percentage more than the Buffer of 10%, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10 principal amount Security represents a return on the principal amount of 0.00%, which corresponds to a total return on the Securities of 0.00% for brokerage account holders and 2.04% for advisory account holders.

Example 4—The price of Gold decreases 40.00% from the Gold Starting Price of $1,736.00 to a Gold Ending Price of $1,041.60, resulting in a Gold Return of -40.00%. Because the Gold Return is negative and the price of Gold has declined by a percentage more than the Buffer of 10%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × (Gold Return + 10%)]

$10.00 + [$10.00 × (-40.00% + 10%)] = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the principal amount of 30%, which is equal to the Gold Return of -40.00% plus the Buffer, and corresponds to a total loss on the Securities of 30.00% for brokerage account holders and 28.57% for advisory account holders.

If the Gold Return is negative and the price of Gold has declined by a percentage more than the Buffer of 10%, at maturity the Issuer will pay less than the full principal amount resulting in a loss of principal to investors that is equal to the depreciation of the price of Gold from the Trade Date to the Final Valuation Date in excess of the Buffer.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to Gold. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Securities should be treated as giving rise to “collectibles” gain or loss if you have held your Securities for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Securities is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of Gold only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price that will be used for the Gold Starting Price and the Gold Ending Price will be determined by the Calculation Agent as the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the Trade Date and Final Valuation Date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the Gold Starting Price and the Gold Ending Price will be based on the 3:00 p.m. fix on the Trade Date and Final Valuation Date, respectively. For reference purposes only, the settlement price of Gold on the Trade Date and Final Valuation Date may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the Calculation Agent, the prices determined by the Calculation Agent shall prevail. The actual Gold Starting Price on the Trade Date is $1,736.00.

Historical Information

The following chart shows historical performance of the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association as reported by Bloomberg Professional Service on GOLDLNPM for the period from April 4, 1997 through August 12, 2011. On August 12, 2011, the London afternoon fixing reported on GOLDLNPM was $1,736.00. The historical performance of the price of Gold should not be taken as an indication of future performance, and no assurance can be given as to the price of Gold on any given day in the future.

PAST PERFORMANCE IS NOT INDICATIVE OF
FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.